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NEWS RELEASE

AbCellera Appoints Dr. Victor Sandor to its Board of Directors

2026-06-05

VANCOUVER, British Columbia--(BUSINESS WIRE)-- **AbCellera** (Nasdaq: ABCL) today announced the appointment of Victor Sandor, M.D.C.M, to its Board of Directors as an independent director.

"Dr. Sandor is an experienced director and a distinguished medical oncologist with experience in building companies and bringing innovative medicines to patients in need," said Carl Hansen, Ph.D., founder and CEO of AbCellera. "I am pleased to welcome Dr. Sandor to AbCellera's Board of Directors and look forward to working with him."

Before its acquisition by Pfizer Inc., Dr. Sandor served as Chief Medical Officer at Array BioPharma Inc. where he successfully secured approval of Braftovi® (encorafenib) and Mektovi® (binimetinib). Prior to joining Array, Dr. Sandor served as Senior Vice President for Global Clinical Development at Incyte Corporation, where he played a critical role in the approval of Jakafi® (ruxolitinib). Dr. Sandor was also Vice President and Chief Medical Officer for Oncology at Biogen Inc. and held positions of increasing responsibility in oncology product development at AstraZeneca Pharmaceuticals LP, contributing to the registration of Arimidex® (anastrozole) and the development of Faslodex® (fulvestrant).

"I am excited to join the AbCellera board at this important moment in the company's evolution. AbCellera has established an exceptional capability in antibody discovery, and I look forward to working with Carl and the team as the company advances its pipeline and translates that capability into meaningful clinical outcomes for patients,"

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said Dr. Sandor. Dr. Sandor currently serves on the board of directors at ADC Therapeutics SA, Kymera Therapeutics Inc., and Prelude Therapeutics Incorporated. He also served on the board of Merus N.V. prior to its acquisition by Genmab A/S in 2025. Dr. Sandor received his M.D.C.M. from McGill University in Montreal, Canada, and completed a Fellowship in Medical Oncology at the National Institutes of Health in Bethesda, Maryland. About AbCellera Biologics Inc. AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing �rst- in-class antibody-based medicines in the areas of endocrinology, women’s health, immunology, oncology, and more. For more information, please visit www.abcellera.com. Inquiries Media: Tiffany Chiu; media@abcellera.com, +1(236)521-6774 Partnering: Murray McCutcheon, Ph.D.; partnering@abcellera.com, +1(604)559-9005 Investor Relations: Peter Ahn; ir@abcellera.com, +1(778)729-9116 Source: AbCellera Biologics Inc. 2